Exhibit 10.04

Executive Severance Policy Designation and Agreement

[Date]

[Name]

[Address]

Dear                         :

I am pleased to inform you that you have been designated as a participant in Fairchild Semiconductor’s Executive Severance Policy. A copy of the policy is attached. The policy provides significantly enhanced severance benefits in the event your employment is terminated by the company for any reason other than for “Cause” (as defined in the policy). To participate in the Executive Severance Policy, you must agree to be bound by its terms and conditions, including all of the restrictions applicable to you under the policy.

Please sign against your name where indicated below and initial a copy of Exhibit 1, which is attached and is a part of this letter agreement, and return this letter to me. By signing this letter agreement you will be entitled to the benefits under the policy, and agree to be bound by the terms and conditions of the policy, including the restrictions set forth in Exhibit 1.

Yours very truly,

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ KEVIN B. LONDON
Kevin B. London
Senior Vice President., Human Resources

AGREED:

[Name of Executive]

Attachments:

Executive Severance Policy

Exhibit 1

EXHIBIT 1 — Agreement Not to Solicit

This Exhibit 1 is a attached to and made a part of the Letter Agreement pursuant to which the executive who subject to this Exhibit 1 (the “Executive”) has been designated to participate in the Fairchild Executive Severance Policy (the “Policy”). In consideration for Fairchild Semiconductor Corporation’s (the “Company’s”) agreement to provide the benefits under the Policy, the receipt and sufficiency of which consideration is acknowledged and agreed, the Executive agrees as follows:

(1) The Executive is employed in a key management capacity with the Company, that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. As a result, reasonable limits may be placed on the Executive as provided in this Exhibit 1 so as to protect and preserve the Company’s legitimate business interests and goodwill.

(3) During the Restricted Period (as defined below), the Executive will not, directly or indirectly, through any other entity, hire or attempt to hire, any officer, director, consultant, executive or employee of the Company or any of its affiliates during his or her engagement with the Company or such affiliate. During the Restricted Period, the Executive will not call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates any of their customers or suppliers or potential customers or suppliers of whose names he was aware during his term of employment (other than customers or suppliers or potential customers or suppliers contacted by the Executive solely in connection with a business that is not Competitive with the Company).

(4) The “RESTRICTED PERIOD” means the period during which Executive is employed by the Company and the following 12 months.

(5) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maine, irrespective of Maine’s choice-of-law principles.

Company Initial	Executive Initial